        EXECUTION VERSION

MASTER AGREEMENT
BY AND AMONG
SIRIUSPOINT INTERNATIONAL FÖRSÄKRINGSAKTIEBOLAG (PUBL),
SIRIUS INTERNATIONAL MANAGING AGENCY LIMITED (IN ITS CAPACITY AS THE MANAGING AGENT FOR SIRIUS INTERNATIONAL SYNDICATE 1945 AT LLOYD'S)
AND
PALLAS REINSURANCE COMPANY LTD.
DATED AS OF March 2, 2023

NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSE.

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Section 9.13 No Offset	41
Section 9.14 Currency	41
Section 9.15 Construction	41
Section 9.16 Certain Limitations	42

iii

MASTER AGREEMENT
This MASTER AGREEMENT, dated as of March 2, 2023 (this “Agreement”), is made by and among SiriusPoint International Försäkringsaktiebolag (publ), a Swedish insurance company (“SP Retrocedent”), Sirius International Managing Agency Limited, a company incorporated in the United Kingdom (in its capacity as the managing agent for Sirius International Syndicate 1945 at Lloyd’s, “SP Lloyd’s Managing Agent”, and collectively with SP Retrocedent, the “SP Parties”), and Pallas Reinsurance Company Ltd., a company incorporated and registered in Bermuda, with registration no. 55121 and with its registered office at c/o Carey Olsen, Rosebank Centre, 5th Floor, 11 Bermudiana Road, Pembroke HM 08 (the “Retrocessionaire”). In this Agreement, each of the SP Parties and the Retrocessionaire are referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, SP Retrocedent has issued insurance and reinsurance contracts written during underwriting years 2021 and prior which are either (i) listed or described in Part A, Section 1 of Schedule 1 attached hereto and/or (ii) fall within the description at Part A, Section 2 of Schedule 1 (together, the “SINT Subject Business”);
WHEREAS, Sirius International Syndicate 1945 at Lloyd’s has issued insurance and reinsurance contracts written during underwriting years 2021 and prior listed in Part B of Schedule 1 attached hereto (the “SP Lloyd’s Subject Business”; and together with the SINT Subject Business, the “Subject Business”);
WHEREAS, the Parties hereto desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the Closing (as defined below), among other things:
(a)    SP Retrocedent and the Retrocessionaire will enter into a Loss Portfolio Transfer Reinsurance and Retrocession Agreement substantially in the form of Exhibit A-1 (the “SINT Business LPT Agreement”), pursuant to which SP Retrocedent will cede, and the Retrocessionaire will assume, one hundred (100%) percent of the liability of SP Retrocedent under the SINT Contracts (as defined herein), subject to the Aggregate SINT Limit and the terms and conditions of the SINT Business LPT Agreement;
(b)    SP Lloyd’s Managing Agent (in its capacity as the managing agent for Sirius International Syndicate 1945 at Lloyd’s) and the Retrocessionaire will enter into a Loss Portfolio Transfer Reinsurance and Retrocession Agreement substantially in the form of Exhibit A-2 (the “SP Lloyd’s LPT Agreement”; and together with the SINT Business LPT Agreement, the “LPT Agreements”), pursuant to which Sirius International Syndicate 1945 at Lloyd’s will cede, and the Retrocessionaire will assume, one hundred (100%) percent of the liability of Sirius International Syndicate 1945 at Lloyd’s under the SP Lloyd’s Policies (as defined herein), subject to the Aggregate Lloyd’s Limit and the terms and conditions of the SP Lloyd’s LPT Agreement;
(c)    SP Retrocedent (as beneficiary), the Retrocessionaire (as the grantor) and a trustee will enter into a Trust Agreement substantially in the form of Exhibit B (the “SINT Trust Agreement”), pursuant to which the trustee shall hold assets as security for the satisfaction of the obligations of the Retrocessionaire to SP Retrocedent under the SINT Business LPT Agreement;
(d)    SP Lloyd’s Managing Agent (in its capacity as the managing agent for Sirius International Syndicate 1945 at Lloyd’s) (as beneficiary), the Retrocessionaire (as the grantor) and a trustee will enter into a Trust Agreement substantially in the form of Exhibit B (the “Lloyd’s Trust Agreement”; and together with the SINT Trust Agreement, the “Trust

Agreements”), pursuant to which the trustee shall hold assets as security for the satisfaction of the obligations of the Retrocessionaire to Sirius International Syndicate 1945 at Lloyd’s under the SP Lloyd’s LPT Agreement;
(e)    each of the SP Parties and one or more Affiliates of the Retrocessionaire will enter into an Administrative Services Agreement (which shall also include provisions on any transition services to be provided by such SP Party or any of its Affiliates to the Retrocessionaire) on the terms of the Administrative Services Agreement Term Sheet at Exhibit C for the SINT Subject Business and the SP Lloyd’s Subject Business, as applicable (together, the “Administrative Services Agreements”), pursuant to which such Affiliate(s) of the Retrocessionaire will assume administrative control with respect to portions of the Subject Business (as described in Schedule 1 attached hereto, the “Non-Retained Subject Business”) while the SP Parties will continue to have administrative control with respect to portions of the Subject Business (as described in Schedule 1 attached hereto, the “Retained Subject Business”);
(f)    the SP Parties and the Retrocessionaire will enter into a Common Interest and Confidentiality Agreement on customary terms prior to the Closing Date (the “Common Interest and Confidentiality Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section 1.1Definitions. Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them below:
“Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, examination or similar proceeding, in each case before a Governmental Authority or an arbitrator.
“Additional Premium” means any additional or adjustment premium payments related to an increase from the premium estimates at the Valuation Date in the Data Room, net of acquisition costs payable by the SP Parties; provided that the foregoing shall not include reinstatement premiums, swing premiums, profit commissions, and sliding scale commissions.
“Administrative Services Agreements” has the meaning set forth in the Recitals.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of, a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Limit” means an amount equal to one hundred thirty percent (130%) of (USD 1,309.1 million minus the Interim Paid UNL and minus the Reserve Redundancy); provided, however, that the SINT Section 2 Sub-Limit shall apply solely for the portion of the SINT Subject Business that falls within the description at Part A, Section 2 of Schedule 1.

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“Aggregate Lloyd’s Limit” means the Aggregate Limit under the SP Lloyd’s LPT Agreement.
“Aggregate SINT Limit” means the Aggregate Limit under the SINT Business LPT Agreement.
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules or regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any Party, and any Order, writ, injunction, directive, judgment or decree of a court or arbitral panel of competent jurisdiction applicable to the Parties.
“Applicable Reserves” means, collectively, (a) the Applicable Reserves under the SINT Business LPT Agreement and (b) the Applicable Reserves under the SP Lloyd’s LPT Agreement.
“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of the SP Parties to the extent relating to the Subject Business, SINT Contracts or the SP Lloyd’s Policies, including (i) administrative records, (ii) claim records, (iii) policy and reinsurance contract files, (iv) sales records, (v) underwriting records and (vi) financial and accounting (including investment accounting) records, but excluding (a) Tax Returns, (b) files, records, data and information with respect to employees, or any employee benefit plan of the SP Parties, (c) any materials or other information the disclosure or transfer of which would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose the disclosing Party to liability for disclosure of sensitive or personal information; it being understood that the SP Parties shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be provided to the Retrocessionaire without violating such Applicable Law or impinging on the ability to assert such privilege and (d) any internal drafts, opinions, valuations, correspondence or other materials prepared in connection with the negotiation, valuation and consummation of the transactions contemplated by this Agreement.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Bermuda, New York City, New York, London, United Kingdom and Stockholm, Sweden are required or authorized by law to be closed.
“Confidentiality Agreement” means the mutual Nondisclosure Agreement dated December 22, 2022 between Sirius Global Services LLC, an Affiliate of the SP Parties and the Retrocessionaire.
“Contract Exchange Rate” means the exchange rates listed in Exhibit F.
“Data Room” means the data room coordinated by Arthur J. Gallagher (UK) Limited on behalf of the SP Parties in respect of the transaction contemplated by the Transaction Agreements closed on February 23, 2023, a copy of which having been provided to the Retrocessionaire prior to signing of this Agreement.
“Deemed Inuring Reinsurance” means those outwards reinsurance coverages applicable to occurrences concerning the Subject Business on or after the Valuation Date which shall be deemed to be in force for the purposes of calculating the Ultimate Net Loss, and as set forth in Schedule 2.

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“Domicile” means the jurisdiction in which a particular entity is domiciled.
“Domicile Accounting Rules” means, with respect to SP Retrocedent and Sirius International Syndicate 1945 at Lloyd’s, the accounting principles prescribed or permitted under Applicable Law of the such Party’s Domicile.
“Effective Date” means 11:59 p.m. Eastern Time on June 30, 2023.
“Estimated Initial Lloyd’s Trust Funding Amount” means SP Lloyd’s Managing Agent’s estimate of the Lloyd’s Trust Funding Amount as of the Effective Date, as set forth in the Closing Statement.
“Estimated Initial SINT Trust Funding Amount” means SP Retrocedent’s estimate of the SINT Trust Funding Amount as of the Effective Date, as set forth in the Closing Statement.
“Estimated Interim Paid UNL” means the SP Parties’ estimate of the aggregate amount of Ultimate Net Loss paid by the SP Parties from the Valuation Date through and including the Effective Date, as set forth in the Closing Statement.
“Estimated Inuring Reinsurance Recoverables” means, at any time, the estimated amount of all Covered Losses that are expected to be recovered from Inuring Reinsurance, as determined based on the observed ratio of recoveries from Inuring Reinsurance relative to all amounts that would be deemed Covered Losses had this Agreement incepted, from the prior twelve (12) month period (or other estimate to be mutually agreed by the Parties).
“Estimated Net Premium” means the Estimated Net SINT Premium and the Estimated Net SP Lloyd’s Premium.
“Estimated Net SINT Premium” means the SP Retrocedent’s estimate of the Net SINT Premium as of the Effective Date, as set forth in the Closing Statement.
“Estimated Net SP Lloyd’s Premium” means the SP Lloyd’s Managing Agent’s estimate of the Net SP Lloyd’s Premium as of the Effective Date, as set forth in the Closing Statement.
“Estimated Reserve Redundancy” means the SP Parties’ estimate of the Reserve Redundancy as of the Effective Date, as set forth in the Closing Statement.
“Estimated Roll Forward Premium Adjustment” means the SP Parties’ estimate of the Roll Forward Premium Adjustment as of the Effective Date, as set forth in the Closing Statement.
“Extra Contractual Obligations” means all liabilities for fines, penalties, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, payable to any person or obligations arising out of or relating to, but not arising under the express terms and conditions of, the SINT Contracts or SP Lloyd’s Policies, which liabilities arise out of, or result from, the actual or alleged negligence, oppression, malice, fraud, fault, wrongdoing, bad faith or failure to comply with Applicable Law, including, without limitation, any such act, error or omission relating to (a) the form, design, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the SINT Contracts or SP Lloyd’s Policies, (b) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the SINT Contracts or SP Lloyd’s Policies or (c) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits,

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claims or any other amounts due or alleged to be due under or in connection with the SINT Contracts or SP Lloyd’s Policies, whether or not intentional, negligent or in bad faith.
“FTE Condition” has the meaning set forth in Section 5.1.
“Funds Withheld Account” means the notional funds withheld account denominated in USD established by the relevant SP Party on its books and records in accordance with the SINT Business LPT Agreement and the SP Lloyd’s LPT Agreement (as applicable).
“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory self-regulatory organization or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.
“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs, and expenses (including reasonable fees and expenses of attorneys and auditors); provided that any Indemnifiable Losses (i) shall in no event include any (A) amounts constituting punitive damages (except to the extent incurred by a third party and actually paid to such third party in connection with a Third Party Claim) or (B) contingent, consequential, incidental, indirect or special damages (except to the extent incurred by a third party and actually paid to such third party in connection with a Third Party Claim or reasonably foreseeable damages calculated on multiples of earnings or other financial metric approaches, loss of future revenue, income, or profits, or any diminution of value calculated based on a loss of future revenue, income, or profits) and (ii) shall be net of any amounts recovered by the Indemnitee for the Indemnifiable Losses under any insurance policy, reinsurance agreement, warranty, or indemnity or otherwise from any Person other than a Party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Loss after any indemnification with respect thereto has actually been paid pursuant to this Agreement, net of the amount of the costs and expenses incurred by the Indemnitee in procuring such recovery. Notwithstanding anything to the contrary contained in this Agreement, no Indemnitee shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent the related liability or obligation is reflected or provided for in the Final Closing Statement including the calculation of the Net SP Lloyd’s Premium and the Net SINT Premium.
“Indemnitee” means any Person entitled to indemnification under this Agreement.
“Indemnitor” means any Person required to provide indemnification under this Agreement.
“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.
“Initial Funds Withheld Account Balance” means the value of the Funds Withheld Account as of the Effective Date.
“Interim Paid UNL” means the aggregate amount of Ultimate Net Loss paid by the SP Parties from the Valuation Date through and including the Effective Date.
“Inuring Reinsurance” means the outwards reinsurance with respect to the Subject Business as presented in the bid template and data contained in the Data Room and includes the

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Deemed Inuring Reinsurance as if still in place; provided that “Inuring Reinsurance” shall not include any reinsurance that is only between an SP Party and an Affiliate of the SP Parties.
“Inuring Reinsurance Recoverables” means amounts paid or payable by the reinsurers under Inuring Reinsurance.
“Inuring Reinsurance Recoverables Adjustment” means, at the time of calculation, the Estimated Inuring Reinsurance Recoverables from all prior quarters minus the amounts actually recovered on the SINT Contracts and SP Lloyd’s Policies from Inuring Reinsurance in all prior quarters; provided that any recoverables from Inuring Reinsurance that are deemed uncollectable will be recognized collected six (6) months after the date of billing, and the calculation of the Inuring Reinsurance Recoverables Adjustment shall account for Inuring Reinsurance Recoverables Adjustments made in all prior quarters.
“Investment Guidelines” has the meaning set forth in the LPT Agreements.
“Knowledge” means, with respect to the SP Parties as it relates to any fact or other matter, the actual knowledge of the SP Knowledge Parties after reasonable due diligence and making all reasonable enquiries with respect to such fact or matter or as reasonably obtained in the ordinary course of each such person’s duties at the SP Parties.
“Lloyd’s Trust Funding Amount” means the portion of the Trust Funding Amount allocated to the SP Lloyd’s LPT Agreement as of the Effective Date, as set forth in the Closing Statement.
“Loss Adjustment Expenses” means allocated expenses incurred by or on behalf of the SP Parties that are not part of the amounts paid under the SINT Contracts or the SP Lloyd’s Policies and which are assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of claims in connection with the SINT Contracts or the SP Lloyd’s Policies, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expenses shall include, but not be limited to, declaratory judgment expense, interest on judgments and expenses of outside adjusters and all Reinsured Third Party Administrator Expenses, but shall not include any third-party administrator fees other than Reinsured Third Party Administrator Expenses, nor shall it include normal office expenses or salaries of the SP Parties’ employees or officials.
“Losses in Excess of Policy Limits” means one hundred percent (100%) of damages payable in excess of the policy limit as a result of alleged or actual negligence, fraud, or bad faith in failing to settle and/or rejecting a settlement within the policy limit, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action. Losses in Excess of Policy Limits includes any amount that the SP Parties would have been contractually liable to pay had it not been for the limits of a policy.
“Named Storm” means [*****].
“Net Premium” means as at the Valuation Date, an amount equal to USD [*****] less USD [*****] in respect of [*****] Policies and the Themis Policies, as shall be updated at the Effective Date in accordance with Sections 2.3 and 2.4 of this Agreement.
“Net SINT Premium” means the portion of the Net Premium allocated to the SINT Business LPT Agreement as of the Effective Date, as set forth in the Closing Statement.

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“Net SP Lloyd’s Premium” means the portion of the Net Premium allocated to the SP Lloyd’s LPT Agreement as of the Effective Date, as set forth in the Closing Statement.
“Non-Retained Subject Business” has the meaning set forth in the preamble.
“Order” means any order, writ, judgment, injunction, decree, stipulation, settlement, determination or award entered by or with any Governmental Authority.
“Other Business” shall have the meaning set forth in Exhibit G.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.
“Reinsured Extra Contractual Obligations” has the meaning set forth in the LPT Agreements.
“Reinsured Loss in Excess of Policy Limits” has the meaning set forth in the LPT Agreements.
“Reinsured Third Party Administrator Expenses” means the expenses of third party administrators referenced in the reserves of the Subject Business provided in the Data Room, being the arrangements with the following ID references, in respect of [*****].
“Representative” means, with respect to any Person, such Person’s officers, directors, employees, managing directors, agents, advisors, successors, permitted assigns, attorneys or consultants of such Person or an Affiliate of such Person.
“Reserve Redundancy” means the greater of (a) USD [*****] and (b) the amount of the reduction in Applicable Reserves from the Valuation Date through and including the Effective Date, other than the reduction equal to the Interim Paid UNL.
“Retained Subject Business” has the meaning set forth in the preamble.
“Retrocessionaire Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Retrocessionaire to the SP Parties in connection with the execution of, and constituting a part of, this Agreement.
“Retrocessionaire IT Access” has the meaning set forth in the Section 5.3.
“Returned Premium” means any returned premium payments, net of acquisition costs, payable by the SP Parties, related to a decrease from premium estimates at the Valuation Date in the Data Room; provided that the foregoing shall not include reinstatement premiums, swing premiums, profit commissions, and sliding scale commissions.
“Review Period” has the meaning set forth in Section 2.4(b).
“Roll Forward Premium Adjustment” means (a) if the Interim Paid UNL is equal to or greater than USD [*****], zero; or (b) if the Interim Paid UNL is less than USD [*****], an amount equal to [*****] percent of (USD [*****] minus the Interim Paid UNL).
“Salvage” means all amounts recovered in connection with all rights of the SP Parties against any Person or other entity who may be legally responsible in damages constituting

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Covered Losses (as defined in the LPT Agreements) for which the Retrocessionaire shall actually pay, or become liable to pay, on or after the Effective Date (but only to the extent of the amount of payment by, or the amount of liability of, the Retrocessionaire), net of the reasonable out-of-pocket expenses incurred by the SP Parties in effecting the recovery (including, without limitation, all court, arbitration, mediation or other dispute resolution costs, attorneys’ fees and expenses but excluding overheads, salaries and expenses of officers and employees of the SP Parties and similar internal costs), except to the extent otherwise paid or reimbursed by the Retrocessionaire hereunder.
“Shared Inuring Reinsurance” shall have the meaning set forth in Exhibit G.
[*****]
“SINT Contracts” means those insurance and reinsurance contracts, binders, slips, covers or other agreements of reinsurance, including supplements, riders, amendments, addendums and endorsements issued or written in connection therewith and extensions thereto, whether or not in-force, which were written or assumed by the SP Retrocedent and fall within the SINT Subject Business.
“SINT Section 2 Sub-Limit” means an aggregate sub-limit of USD [*****] solely for the portion of the SINT Subject Business that falls within the description at Part A, Section 2 of Schedule 1.
“SINT Trust Funding Amount” means the portion of the Trust Funding Amount allocated to the SINT Business LPT Agreement in the Closing Statement.
“[*****] Policies” means the policies set forth in Schedule 3.
“SP Knowledge Parties” means [*****].
“SP Lloyd’s Policies” means those insurance and reinsurance contracts issued or written by Sirius International Syndicate 1945 during underwriting years 2021 and prior and comprising the SP Lloyd’s Subject Business.
“SP Parties Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the SP Parties to the Retrocessionaire in connection with the execution of, and constituting a part of, this Agreement.
“Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Themis Policies” means those insurance policies with policy numbers [*****].
“Third Party Claim” means any Action made or brought by any Person that is not a Party to this Agreement or an Affiliate thereof.

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“Transaction Agreements” means this Agreement, the LPT Agreements, the Trust Agreements, the Administrative Services Agreements and the Common Interest and Confidentiality Agreement.
“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any Party for fees, expenses, costs, or charges as a result of the contemplation, negotiation, efforts to consummate, or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants, or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.
“Trust Accounts” means the two trust accounts in respect of the LPT Agreements.
“Trust Funding Amount” means, subject to the Aggregate Limit, the lesser of (x) [*****] percent of [*****]; and (y) [*****] percent of the Applicable Reserves as at the Effective Date, less in both cases the balance in the Funds Withheld Account.
“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 or equivalent legislation in any other jurisdiction, including without limitation any law implementing Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the member states relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses.
“Ultimate Net Loss” means (a) all amounts payable by the SP Parties under the terms and conditions of the SINT Contracts or SP Lloyd’s Policies to settle losses or satisfy judgments, verdicts or awards with respect to claims under the SINT Contracts or SP Lloyd’s Policies and any Loss Adjustment Expenses, in each case in respect of the SINT Contracts or SP Lloyd’s Policies, net of Inuring Reinsurance Recoverables (i.e., taking into account any Inuring Reinsurance whether or not collected); less (b) Salvage, subrogation and other recoverables received by or on behalf of the SP Parties with respect thereto. “Ultimate Net Loss” excludes (i) any liability to pay Taxes, premium taxes or assessments, including guaranty fund assessments, whether paid directly or indirectly; (ii) salaries, benefits, expenses of personnel of the SP Parties or their Affiliates or office overhead or similar internal costs or unallocated loss expenses; (iii) ex gratia payments made without the prior written consent of the Retrocessionaire; (iv) any amounts accounted for as paid as at the Valuation Date but were not actually paid until after the Valuation Date; (v) Extra Contractual Obligations (other than Reinsured Extra Contractual Obligations); (vi) Losses in Excess of Policy Limits (other than Reinsured Loss in Excess of Policy Limits); (vii) with respect to losses on or after January 1, 2023, any amounts above a sub-limit of USD [*****] for each and every claim or series of claims arising from one cause, occurrence or event; and (viii) reinstatement premiums, swing premiums, profit commission and sliding scale commissions. Any amounts paid as Ultimate Net Losses in a currency other than USD shall be converted to USD at the applicable Contract Exchange Rate for the purposes of the corresponding reduction to the balance of the Funds Withheld Account and/or the Trust Accounts.
“Valuation Date” means September 30, 2022.
In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:

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Term	Section
Accounting Firm	2.4(c)
Administrative Services Agreements	Recitals
Agreement	Preamble
Burdensome Condition	5.6
Closing	2.1
Closing Date	2.1
Closing Statement	2.3(a)
Common Interest and Confidentiality Agreement	Recitals
Deadline Date	8.1(b)
Deductible	7.3(a)
Disputed Item	2.4(b)
Enforceability Exceptions	3.2
Estimated Initial Funds Withheld Account Balance	2.3(a)
FTE Condition	5.1
Final Closing Statement	2.4(a)
Lloyd’s Trust Agreement	Recitals
LPT Agreements	Recitals
Non-Retained Subject Business	Recitals
Notice of Disagreement	2.4(b)
Party	Recitals
Resolution Period	2.4(c)
Retained Subject Business	Recitals
Retrocessionaire	Preamble
Retrocessionaire Indemnified Persons	7.2(a)
Retrocessionaire IT Access	5.3
Review Period	2.4(b)
SINT Business LPT Agreement	Recitals
SINT Subject Business	Recitals
SINT Trust Agreement	Recitals
SP Indemnified Persons	7.2(b)
SP Lloyd’s Managing Agent	Preamble
SP Lloyd’s Subject Business	Recitals
SP Retrocedent	Preamble
SP Parties	Preamble
Subject Business	Recitals
Trust Agreements	Recitals
Unresolved Items	2.4(c)

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Article II
CLOSING AND REINSURANCE PREMIUM
Section 1.1Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signature pages, at 11:59 p.m., Eastern Time, on (i) June 30, 2023, subject to all the conditions set forth in Article VI having been satisfied or waived in accordance with this Agreement prior to such date and time (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), (ii) such other date, place, and time as the Parties may mutually agree in writing but prior to December 31, 2023 or (iii) such later date in accordance with Section 8.1(b) (the date on which the Closing occurs being the “Closing Date”).
Section 1.2Closing Deliveries.
(a)SP Parties’ Closing Deliveries. At the Closing, the SP Parties shall make the payment contemplated by Section 2.3 and also deliver to the Retrocessionaire:
(i)a certificate of the SP Parties duly executed by their respective authorized officers, dated as of the Closing Date, certifying as to SP Parties’ compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b); and
(ii)counterparts of each Transaction Agreement to be entered into by the SP Parties or one of their Affiliates, duly executed by the relevant SP Parties or their Affiliates.
(b)Retrocessionaire’s Closing Deliveries. At the Closing, the Retrocessionaire shall deliver to the SP Parties:
(i)a certificate of the Retrocessionaire duly executed by an authorized officer of the Retrocessionaire, dated as of the Closing Date, certifying as to the Retrocessionaire’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and
(ii)counterparts of each Transaction Agreement, duly executed by the Retrocessionaire.
(c)Subject to all the conditions set forth in Article VI having been satisfied or waived in accordance with this Agreement prior to such date and time (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), the Parties shall provide fully executed signature pages for their respective Closing deliverables required under Section 2.2(a) and Section 2.2(b) at least two (2) Business Days prior to the anticipated Closing Date. The executed signature pages shall be held in escrow pending their release by the respective Party at the Closing.
Section 1.3Consideration at Closing.
(a)No later than twenty (20) days prior to the anticipated Closing Date, the SP Parties shall deliver to the Retrocessionaire a statement in the form of Exhibit D hereto with such information as the Retrocessionaire may reasonably require to verify the calculations therein (the “Closing Statement”) setting forth the SP Parties’ good faith estimate of the Initial Funds Withheld Account Balance (which shall be equal to the Estimated Net Premium) (the “Estimated Initial Funds Withheld Account Balance”), the Estimated Interim Paid UNL, the Estimated Roll

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Forward Premium Adjustment, the Estimated Net Premium, the Estimated Initial SINT Trust Funding Amount, the Estimated Initial Lloyd’s Trust Funding Amount, the Additional Premium, the Returned Premium and the Estimated Reserve Redundancy, in each case as of the Effective Date.
(b)As consideration for the reinsurance by the Retrocessionaire of the SINT Contracts under the SINT Business LPT Agreement, on the Closing Date, (and to be adjusted under Section 2.4) an amount equal to the Estimated Net SINT Premium shall be payable to the Retrocessionaire by the SP Retrocedent, and as consideration for the reinsurance by the Retrocessionaire of the SP Lloyd’s Policies under the SP Lloyd’s LPT Agreement, on the Closing Date, an amount equal to the Estimated Net SP Lloyd’s Premium shall be payable to the Retrocessionaire by Sirius International Syndicate 1945 at Lloyd’s. Such liability for the Estimated Net SINT Premium and the Estimated Net SP Lloyd’s Premium shall be recognized (i) by SP Retrocedent, on behalf of the Retrocessionaire, recognizing in the Funds Withheld Account in an amount equal to the Estimated Net SINT Premium plus the Roll Forward Premium Adjustment under the SINT Business LPT Agreement, and (ii) by Sirius International Syndicate 1945 at Lloyd’s, on behalf of the Retrocessionaire, recognizing in the Funds Withheld Account in an amount equal to the Estimated Net SP Lloyd’s Premium plus the Roll Forward Premium Adjustment under the SP Lloyd’s LPT Agreement.
Section 1.4Post-Closing Adjustments.
(a)No later than forty-five (45) days following the Closing Date, the SP Parties shall deliver to the Retrocessionaire a detailed statement in the form of Exhibit D hereto (the “Final Closing Statement”) setting forth the SP Parties’ good faith calculation of the Initial Funds Withheld Account Balance, the Interim Paid UNL, the Roll Forward Premium Adjustment and the Net Premium, each as of the Effective Date.
(b)The Retrocessionaire shall have forty-five (45) days after its receipt of the Final Closing Statement to review the Final Closing Statement and the calculations set forth therein (the “Review Period”). In furtherance of such review, the SP Parties shall provide the Retrocessionaire and its Representatives with such reasonable access (including in-person and/or virtual access) to the employees and Representatives of the SP Parties and its Affiliates who are responsible for or knowledgeable about the information set forth in the Final Closing Statement and to such workpapers and other information of the SP Parties or any of its Affiliates or independent accountants or actuaries relevant to the preparation of the Final Closing Statement that the Retrocessionaire or any of its Representatives may reasonably request; provided that such access does not unreasonably interfere with the conduct of the business of the SP Parties or its Affiliates; provided, further that the independent accountants and actuaries of the SP Parties will not be obligated to make any work papers available to the Retrocessionaire, unless and until such Retrocessionaire has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and actuaries, as applicable. If the Retrocessionaire disagrees with the Final Closing Statement (including any amount or computation set forth therein), the Retrocessionaire may, on or prior to the last day of the Review Period, deliver a notice of disagreement (a “Notice of Disagreement”) to the SP Parties which specifies in reasonable detail each item that the Retrocessionaire in good faith disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item. If the Retrocessionaire does not deliver a Notice of Disagreement prior to the end of the Review Period, then the Initial Funds Withheld Account Balance, the Interim Paid UNL, the Roll Forward Premium Adjustment and the Net Premium shall be deemed to equal the amounts provided in the Final Closing Statement and such amounts shall be final, binding and conclusive on the Parties.

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(c)If a Notice of Disagreement is timely delivered pursuant to Section 2.4(b), the Parties shall, during the fifteen (15) days following the receipt of such Notice of Disagreement by the SP Parties (the “Resolution Period”), endeavor in good faith to reach mutual agreement on the Disputed Items. If, by the end of the Resolution Period, the Parties are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to Ernst & Young LLP (the “Accounting Firm”) which shall promptly review this Agreement and the Unresolved Items. The Accounting Firm shall issue its written determination with respect to each Unresolved Item and calculate the Initial Funds Withheld Account Balance, the Interim Paid UNL, the Roll Forward Premium Adjustment and the Net Premium on the basis of such determination within thirty (30) days after the Unresolved Items are submitted for review to the Accounting Firm. Each Party shall use commercially reasonable efforts to furnish to the Accounting Firm such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Accounting Firm may request. The determination of the Accounting Firm shall be final, binding and conclusive on the Parties. The fees, expenses and costs of the Accounting Firm incurred in rendering any determination pursuant to this Section 2.4 shall be split equally between the Parties.
(d)Following final resolution of the Initial Funds Withheld Account Balance, the Interim Paid UNL, the Roll Forward Premium Adjustment and the Net Premium, whether by the absence of timely delivery of Notice of Disagreement or pursuant to Section 2.4(c):
(i)if the Net SP Lloyd’s Premium plus the Roll Forward Premium Adjustment under the SP Lloyd’s LPT Agreement exceeds the Estimated Net SP Lloyd’s Premium plus the Estimated Roll Forward Premium Adjustment under the SP Lloyd’s LPT Agreement, Sirius International Syndicate 1945 at Lloyd’s shall recognize an amount equal to such excess in the Funds Withheld Account;
(ii)if the Net SINT Premium plus the Roll Forward Premium Adjustment under the SINT Business LPT Agreement exceeds the Estimated Net SINT Premium plus the Estimated Roll Forward Premium Adjustment under the SINT Business LPT Agreement, the SP Retrocedent shall recognize an amount equal to such excess in the Funds Withheld Account;
(iii)if the Net SP Lloyd’s Premium plus the Roll Forward Premium Adjustment under the SP Lloyd’s LPT Agreement is less than the Estimated Net SP Lloyd’s Premium plus the Estimated Roll Forward Premium Adjustment under the SP Lloyd’s LPT Agreement, the SP Lloyd’s Managing Agent shall recognize an amount equal to such deficit in the Funds Withheld Account; and
(iv)if the Net SINT Premium plus the Roll Forward Premium Adjustment under the SINT Business LPT Agreement is less than the Estimated Net SINT Premium plus the Estimated Roll Forward Premium Adjustment under the SINT Business LPT Agreement, the SP Retrocedent shall recognize an amount equal to such deficit in the Funds Withheld Account.
Article III
REPRESENTATIONS AND WARRANTIES OF THE SP PARTIES
Subject to and as qualified by the matters set forth in the SP Parties Disclosure Schedule, the SP Parties represent and warrant to the Retrocessionaire as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as

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of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
Section 1.1Organization, Standing and Corporate Power. SP Retrocedent is an insurer duly incorporated and validly existing under the laws of its Domicile, and SP Lloyd’s Managing Agent is a limited company duly incorporated and validly existing under the laws of England. Each SP Party has all requisite corporate power and authority to carry on the operations of its business as it is now being conducted. As of the Closing Date, the SP Parties will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of the SP Parties under the Transaction Agreements to which they will be parties.
Section 1.2Authority. The SP Parties have the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which they will be parties and to consummate the transactions contemplated thereby. The execution and delivery by the SP Parties of the Transaction Agreements to which they will be parties and the consummation by the SP Parties of the transactions contemplated thereby have been and, with respect to the Transaction Agreements to which they will be parties to be executed and delivered at Closing, will be duly authorized by all necessary corporate or other organizational action on the part of the SP Parties, as applicable. Each of the Transaction Agreements to which they will be parties have been or, with respect to the Transaction Agreements to which they will be parties to be executed and delivered at the Closing, will be duly executed and delivered by the SP Parties and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto, constitute valid and binding obligations of the SP Parties, enforceable against the SP Parties in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (a) and (b) shall be referred to as, the “Enforceability Exceptions”).
Section 1.3No Conflict or Violation. The execution, delivery and performance by the SP Parties of the Transaction Agreements to which they will be parties and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not (i) violate any provision of the organizational documents of the SP Parties, (ii) violate or conflict with any Applicable Law or Order or any agreement with, or condition imposed by, any Governmental Authority applicable to any SP Party or by which any SP Party or any of its respective properties or, assets or rights is bound or subject, or (iii) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any lien on any of the assets, properties or rights of the SP Parties pursuant to any material contract, permit, Order against or imposed or binding upon, the SP Parties in any material respect.
Section 1.4Governmental Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by the SP Parties of the Transaction Agreements to which they will be parties and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not materially contravene any Applicable Law. No material consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the SP Parties in connection with the execution and delivery of this Agreement or the Transaction Agreements to which they will be parties, or the consummation by the SP Parties of

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the transactions contemplated hereby or thereby, except for the approvals, filings and notices set forth in Section 3.4 of the SP Parties Disclosure Schedule.
Section 1.5Compliance. The SP Parties are in compliance in all material respects with all Applicable Law, Orders and any agreements with any Governmental Authorities, their organizational documents and all material permits and licenses issued to the SP Parties by any Governmental Authority, in each case to the extent applicable to the Subject Business. The SP Parties have not received any written, or to the Knowledge of the SP Knowledge Parties, oral, notice or communication from any Governmental Authority regarding any actual or, alleged or potential material violation of, or failure to comply in all material respects with, the terms or requirements of any Applicable Law, Order or material permits and licenses issued to the SP Parties with respect to the conduct of the Subject Business.
Section 1.6Information Disclosed. As of February 23, 2023, (a) all relevant information relating to the Subject Business, including details of (i) all notified claims in respect of the SINT Contracts and the SP Lloyd’s Policies as of the Valuation Date, (ii) incurred developments data through November 30, 2022, and (iii) gross paid development data through January 31, 2023, is included in the Data Room and the contents of the Data Room are accurate, complete and not misleading as at the time they were so provided; and (b) the claims files relating to the Subject Business accessed by the Retrocessionaire on the SP Parties’ systems or provided to the Retrocessionaire in the Data Room were accurate, complete and not misleading as at the time they were so accessed or provided.
Section 1.7Conduct of Subject Business. To the Knowledge of the SP Knowledge Parties, since the Valuation Date, the SP Parties have paid all undisputed claims and undisputed loss with respect to the Subject Business in the ordinary course of business and without regard to the reinsurance effected hereunder or as to unduly apportion loss to the Retrocessionaire. The SP Parties have not amended, endorsed or terminated any SINT Contracts or SP Lloyd’s Policies or waived any material rights thereunder.
Section 1.8Claims. Except as disclosed in Section 3.8 of the SP Parties Disclosure Schedule, since the Valuation Date, the SP Parties or their agents, sub-agents or delegees, as the case may be, have timely processed all claims, recorded notifications and precautionaries relating to the Subject Business in all material respects in accordance with customary and ordinary practices and the terms of the relevant underlying policy. To the Knowledge of the SP Knowledge Parties, no advised loss notifications, exposure or precautionaries concerning the Subject Business have been received in connection with (i) the Named Storm or (ii) any events identified as at the date of this Agreement as “Large” or “Major” events occurring on or after the Valuation Date including the [*****] or the [*****]; and there is no update to information previously disclosed by the SP Parties in the Data Room with respect to the SP Parties’ exposures and estimates relating to [*****], and the SP Parties continue to believe that the foregoing referenced estimates are reasonable based on all of the information available as of the date of this Agreement.
Section 1.9Broker. No broker or finder other than Arthur J. Gallagher (UK) Limited has acted directly or indirectly for the SP Parties which might be entitled to any fee or commission from the Retrocessionaire or its Affiliates in connection with the transactions contemplated by this Agreement. The SP Parties shall be solely responsible for any fee due to Arthur J. Gallagher (UK) Limited in connection with the transaction contemplated by this Agreement.
Section 1.10Financial. The reserves for the Subject Business as included in the Data Room (i) were computed in all material respects in accordance with generally accepted actuarial

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standards and Applicable Law consistently applied and (ii) based on the information available as of the Valuation Date, fairly state the potential liabilities of the SP Parties in respect of the Subject Business. The reserves provided in the bid template do not include the effect of any internal reinsurance issued by the SP Parties or their Affiliates which benefits the Subject Business and will be unaffected by any intragroup commutation. Since the Valuation Date, there has been no adverse development booked by the SP Parties in the reserves for the Subject Business and there is no intent to strengthen the reserves for the Subject Business. Notwithstanding anything to the contrary herein, nothing in this Section 3.10 shall be construed as a representation or warranty with respect to the adequacy of the reserves for the Subject Business.
Section 1.11Commutations. The commutations referred to in the SP Parties Disclosure Schedule (including the SINT-SPAIC Commutation (as defined in the SP Parties Disclosure Schedule)) shall not lead to an increase in the Applicable Reserves or the exposure of the Retrocessionaire under the transactions contemplated by this Agreement.
Article IV
REPRESENTATIONS AND WARRANTIES OF RETROCESSIONAIRE
Subject to and as qualified by the matters set forth in the Retrocessionaire Disclosure Schedule, the Retrocessionaire represents and warrants to the SP Parties as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
Section 1.1Organization, Standing and Corporate Power. The Retrocessionaire is an insurance company duly organized, validly existing and in good standing under the laws of Bermuda, and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted. As of the Closing Date, the Retrocessionaire will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of the Retrocessionaire under the Transaction Agreements.
Section 1.2Authority. The Retrocessionaire has the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it will be a party and to consummate the transactions contemplated thereby. The execution and delivery by the Retrocessionaire of the Transaction Agreements to which it will be a party and the consummation by the Retrocessionaire of the transactions contemplated thereby have been and, with respect to the Transaction Agreements to which it will be a party to be executed and delivered at Closing, will be duly authorized by all necessary corporate or other organizational action on the part of the Retrocessionaire. Each of the Transaction Agreements to which the Retrocessionaire is a party have been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by the Retrocessionaire and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto, constitute valid and binding obligations of the Retrocessionaire, enforceable against the Retrocessionaire in accordance with their terms, subject to the Enforceability Exceptions.
Section 1.3No Conflict or Violation. The execution, delivery and performance by the Retrocessionaire of the Transaction Agreements to which it will be a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not (i) violate any provision of the organizational documents of the Retrocessionaire, or (ii) violate any material contract, permit, Order, condition or agreement, against or imposed or binding upon, the Retrocessionaire in any material respect.

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Section 1.4Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by the Retrocessionaire of the Transaction Agreements and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not contravene any Applicable Law which would, individually or in the aggregate, impair the ability of the Retrocessionaire to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Retrocessionaire in connection with the execution and delivery of the Transaction Agreements by the Retrocessionaire, or the consummation by the Retrocessionaire of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 4.4 of the Retrocessionaire Disclosure Schedule and such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, impair the ability of the Retrocessionaire to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.
Section 1.5Compliance. Except as disclosed in Section 4.5 of the Retrocessionaire Disclosure Schedule, the Retrocessionaire is and has been in compliance in all material respects with all Applicable Laws, its memorandum of association and bye-laws or other organizational documents and all material permits and licenses issued to the Retrocessionaire by any Governmental Authority, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to impair the ability of the Retrocessionaire to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.
Section 1.6Broker. No broker or finder has acted directly or indirectly for it who might be entitled to any fee or commission from the SP Parties or their Affiliates in connection with the transactions contemplated by this Agreement.
Section 1.7Financial Statements. The Retrocessionaire has previously delivered to the SP Parties copies of (i) the audited annual financial statements of the Retrocessionaire as of and for the year ended on December 31, 2021 and (ii) the unaudited quarterly financial statements of the Retrocessionaire as of and for the quarter ended on September, 30 2022. Such financial statements were prepared in accordance with the International Financial Reporting Standards (IFRS) consistently applied and fairly present, in all material respects in accordance therewith, the assets, liabilities and capital and surplus of the Retrocessionaire at their respective dates and the results of operations, changes in surplus and cash flows of the Retrocessionaire at and for the periods indicated.
Article V
COVENANTS
Section 1.1Conduct of the Subject Business. During the period from the date of this Agreement through the earlier of Closing or the termination of this Agreement, except as expressly contemplated or permitted by any Transaction Agreement or as required by Applicable Law or Domicile Accounting Rules, or with the prior written consent of the Retrocessionaire (which consent shall not be unreasonably withheld, conditioned, or delayed), the SP Parties shall (i) conduct and administer the Subject Business in compliance with Applicable Law and with reasonable standards of professional conduct and integrity, and due skill, care, diligence and practice and in accordance with the principles in Exhibit E and otherwise in the ordinary course of business consistent with past practice (save where such past practice is inconsistent with Exhibit E, in which case the provisions in Exhibit E shall prevail), (ii) ensure that it has adequate personnel available, who are trained and competent, to enable it to perform its obligations under

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this Agreement and that it uses adequate numbers of trained and competent personnel or other resources ([*****]), in each case allocated to servicing the Subject Business, split between the Retained Subject Business and the Non-Retained Subject Business as reasonably required, and at all times [*****] service providers and third party administrators (or comparable service providers and third party administrators mutually acceptable to the Parties) remaining appointed in their current capacity in respect of the Subject Business with an oversight manager from the SP Parties overseeing such delegation to [*****] service providers and third party administrators (the “FTE Condition”)) and (iii) not (A) amend or terminate the SINT Contracts or SP Lloyd’s Policies, waive any material rights thereunder or enter into any new material agreements with respect to the Subject Business or (B) authorize, agree or enter into a binding agreement to take any of the foregoing actions. In the event of a material breach of the FTE Condition by the SP Parties (that remains uncured for ten (10) Business Days following written notification to the SP Parties by the Retrocessionaire of such breach), the SP Parties shall, at the SP Parties’ cost, undertake their reasonable best efforts, in consultation and cooperation with the Retrocessionaire, to conduct and administer the Subject Business in accordance with the service standards that will apply to the Retrocessionaire with respect to the Non-Retained Subject Business under the Administrative Services Agreements until such time as (i) the FTE Condition is met, (ii) the termination of this Agreement, or (iii) the transition of the Services from the SP Parties to the Retrocessionaire pursuant to terms and subject to the conditions of the Administrative Services Agreements.
Section 1.2Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, upon ten (10) Business Days prior notice, the Retrocessionaire, at its own expense, shall have the right to, or cause its Representatives to, inspect all Books and Records at any reasonable time during normal business hours at the offices of the SP Parties (whether through in-person and/or virtual access) and the SP Parties shall give the Retrocessionaire reasonable access to officers and managerial personnel of the SP Parties and its Affiliates who are knowledgeable about the Subject Business; provided, however, that, subject to legal and regulatory obligations of the Retrocessionaire, the SP Parties shall not be obligated to provide access to any such books, records or documents if the SP Parties believe in good faith that doing so would violate a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose the SP Parties or their Affiliates to liability for disclosure of sensitive or personal information, it being understood that the SP Parties shall use their commercially reasonable efforts to enable such information to be furnished or made available to the Retrocessionaire without so jeopardizing privilege, contravening such obligation or exposing such Party to such liability. Without limiting the terms thereof, the provisions of Section 5.9 shall govern the obligations of the Retrocessionaire and its Representatives with respect to all information of any type furnished or made available to them pursuant this Section 5.2.
Section 1.3IT and Data. As soon as practicable from the date hereof and prior to the Closing Date, the SP Parties and Retrocessionaire shall work together in good faith and shall use commercially reasonable efforts to develop and implement a plan that will result in, subject to compliance with Applicable Law, the SP Parties granting such of the Retrocessionaire’s Representatives as the Retrocessionaire may reasonably require to carry out its obligations hereunder, with access to the SP Parties’ IT environment in respect of the Subject Business and Inuring Reinsurance (“Retrocessionaire IT Access”). In respect of the foregoing, the Parties agree that as soon as practicable following the date of this Agreement:
(a)The SP Parties shall undertake a review of their IT systems to consider which third party access restrictions they would reasonably require in respect of the Retrocessionaire IT Access, and following such review, the Parties shall co-operate in good faith to ensure that such

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restrictions would not restrict the Retrocessionaire’s ability to manage or oversee (as applicable) the Non-Retained Subject Business and Retained Subject Business;
(b)The SP Parties shall (A) provide to the Retrocessionaire a list of all systems of records in respect of the Subject Business and (B) arrange a full walkthrough with the Retrocessionaire’s claims personnel of any elements of (A) not already provided to the Retrocessionaire in respect of the transaction contemplated by this Agreement, and following (A) and (B), the Retrocessionaire shall complete a technical requirements review in respect of such systems and records;
(c)The SP Parties shall undertake a review of data segregation options for all systems of record to ringfence the Subject Business data from the data of the SP Parties’ other business and following such review, the SP Parties shall (i) where such ringfencing of data is possible, provide the Retrocessionaire with direct access to all claims and policy administration systems (including supporting claims and documentation held by the SP Parties on iManage) for the Subject Business or (ii) where such ringfencing of data is not possible, provide the Retrocessionaire with direct access to all claims and policy administration systems of the SP Parties with a set of controls, processes and contractual conditions to mitigate the risk of improper access to SP Parties’ data that is not part of the Subject Business;
(d)The SP Parties shall undertake a review of data segregation within ECF and allocation at handler level and following such review, provide the Retrocessionaire with ECF access for the SP Lloyd’s Policies and the SINT Contracts within the Subject Business and the ability to handle all portfolios under direct control from within ECF;
(e)The SP Parties shall carry out a review to ensure any policy to portfolio mapping issues in respect of the Subject Business are considered and (if necessary) rectified;
(f)The SP Parties shall carry out a review of options for access rights for the Retrocessionaire to view existing insurance and reinsurance systems on a view only basis to analyze the accuracy of recoveries and retrieve relevant management information in respect of the Inuring Reinsurance;
(g)The SP Parties shall provide the Retrocessionaire with their current management information reports, form of large loss and litigation report and identification of the basic solvency capital requirements by lines of business and geography coding of losses; and
(h)The SP Parties shall arrange or provide the Retrocessionaire with such user training in respect of the Retrocessionaire IT Access as the Retrocessionaire may reasonably require to handle claims in respect of the Subject Business going forward.
Section 1.4Co-operation between the Parties. As soon as practicable from the date of this Agreement, the Parties shall use their best efforts to, subject to Applicable Law (i) agree the Administrative Services Agreements, (ii) agree the Trust Agreements with the trustee, (iii) agree the claims handling guidelines to be referred to in the LPT Agreements, (iv) implement the arrangements set forth in Section 5.12 and (v) agree the form of the Accounting Report and Terminal Accounting and Settlement Report (each as defined in the LPT Agreements). The principles in Exhibit G shall apply to the settlement and collection of the Inuring Reinsurance.
Section 1.5Consents, Approvals and Filings. Subject to the terms and conditions hereof, the SP Parties and the Retrocessionaire shall each use their reasonable best efforts, and shall cooperate fully with each other: (i) to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by the

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Transaction Agreements; and (ii) to obtain as promptly as practicable all necessary permits, Orders, or other consents, non-objections, approvals or authorizations of Governmental Authorities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements (including those set forth in Section 3.4 of the SP Parties Disclosure Schedule and Section 4.4 of the Retrocessionaire Disclosure Schedule). In connection therewith, the SP Parties and the Retrocessionaire shall make, and cause their respective Affiliates to make, all legally required filings as promptly as practicable (but in any case as promptly as practicable but no later than thirty (30) days after the date of this Agreement) in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements, and shall defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder, or delay in any material respect the consummation of the transactions contemplated thereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated by any of the Transaction Agreements by any Governmental Authority, and shall consent to and comply with any condition that is not a Burdensome Condition, imposed by any Governmental Authority on its grant of any such permit, Order, consent, approval, or authorization. Each of the Parties shall provide to the other Party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof save for any confidential or commercially sensitive information therein. Each of the SP Parties and Retrocessionaire agrees that it shall consult with the other with respect to the consents, non-objections approvals or authorizations of Governmental Authorities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements and shall keep the other apprised at reasonable intervals of the status of such matters relating to such consents, approvals or authorizations. For the purposes of this Agreement, “Burdensome Condition” means any restriction, condition, limitation, requirement or qualification imposed by a regulatory authority on its grant of any consent, authorization, order, approval or exemption that a Party seeks non-objection, in connection with the transactions contemplated by this Agreement that, individually or in the aggregate with all such restrictions, conditions, limitations, requirements or qualifications, would or would reasonably be expected to materially and adversely affect the economics of the transactions contemplated by this Agreement for a Party, provided that such Party shall (i) use its best efforts to avoid the restriction, condition, limitation, requirement or qualification giving rise to the actual existence of a Burdensome Condition, (ii) sufficiently mitigate the negative impact thereof if such reasonable steps can be identified and (iii) consider whether delaying Closing would be necessary to avoid a Burdensome Condition (and if so, the Parties agree that the affected Party shall, upon notice of not less than ten (10) Business Days to other Parties, have the option to delay Closing to the last day of the next consecutive month until the Burdensome Condition no longer applies, provided that in no event shall Closing take place after December 31, 2023).
Section 1.6Public Announcements. Each of the Retrocessionaire and the SP Parties, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Party following such consultation (such approval not to be

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unreasonably withheld, delayed, or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that, in the event that any Party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other Party hereto as required by this Section 5.6, the Party that issues such press release or makes such statement shall provide the other Party with notice and a copy of such press release or statement as soon as reasonably practicable.
Section 1.7Further Assurances. The SP Parties and the Retrocessionaire shall (a) execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements; and (b) refrain from taking any actions that could reasonably be expected to impair, delay, or impede the Closing. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each Party agrees to use its commercially reasonable efforts, except to the extent that a higher standard might be imposed elsewhere in this Agreement, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements.
Section 1.8No Representation For Future Performance of the Subject Business. Under no circumstances does any of the content of this Agreement, the LPT Agreements or any other Transaction Agreement or document or information constitute a representation or warranty by the SP Parties or any of their Affiliates with respect to the future performance of the Subject Business.
Section 1.9Confidentiality. The Parties hereto agree that the Confidentiality Agreement shall be deemed to be incorporated herein and shall remain in full force and effect notwithstanding the termination provisions thereof and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the other pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.9 shall nonetheless continue in full force and effect in accordance with its terms.
Section 1.10Retrocessionaire Financial Statements. The Retrocessionaire shall deliver to the SP Parties copies of the audited annual financial statements of the Retrocessionaire as of and for the year ended on December 31, 2022 within fifteen (15) Business Days of when such financial statements become available.
Section 1.11[*****].
Section 1.12SP Parties Internal Communications.    As soon as practicable following the date of this Agreement, the SP Parties shall send out an agreed form internal communication to their relevant Representatives detailing the steps to be taken (and/or not to be taken) and the relevant timings in respect of the management of the Subject Business as a result of the transactions contemplated by this Agreement.

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Article VI
CONDITIONS PRECEDENT
Section 1.1Conditions to Each Party’s Obligations. The obligations of the Retrocessionaire and the SP Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a)Approvals. All consents, non-objections approvals or authorizations of, declarations or filings with, or notices to any Governmental Authority in connection with the transactions contemplated hereby that are set forth in Section 3.4 of the SP Parties Disclosure Schedule and Section 4.4 of the Retrocessionaire Disclosure Schedule, provided that any such consents, non-objections, approvals or authorizations do not constitute a Burdensome Condition, shall have been obtained or made and shall be in full force and effect, and all applicable waiting periods required under Applicable Law with respect thereto shall have expired or been terminated.
(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court of competent jurisdiction and no statute, rule, or regulation of any Governmental Authority preventing the consummation of the material transaction contemplated by the Transaction Agreements shall be in effect; provided that the Party asserting the failure of this condition shall have used its reasonable best efforts to have any such Order or injunction vacated.
If the Closing occurs, all conditions set forth in this Section 6.1 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Retrocessionaire and the SP Parties.
Section 1.2Conditions to Obligations of the Retrocessionaire. The obligations of the Retrocessionaire to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a)Representations and Warranties. The representations and warranties of the SP Parties set forth in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not impair the ability of the SP Parties to consummate any of the transactions contemplated by the Transaction Agreements.
(b)Performance of Obligations of SP Parties. The SP Parties shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date.
(c)Closing Deliveries. The SP Parties shall have delivered or caused to be delivered to the Retrocessionaire each of the documents required to be delivered pursuant to Section 2.2.
If the Closing occurs, all conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Retrocessionaire.
Section 1.3Conditions to Obligations of SP Parties. The obligations of the SP Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

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(a)Representations and Warranties. The representations and warranties of the Retrocessionaire set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality) shall be true and correct on and as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, impair the ability of the Retrocessionaire to consummate any of the transactions contemplated by the Transaction Agreements.
(b)Performance of Obligations of Retrocessionaire. The Retrocessionaire shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c)Closing Deliveries. The Retrocessionaire shall have delivered or caused to have delivered to the SP Parties each of the documents required to be delivered pursuant to Section 2.2.
If the Closing occurs, all conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the SP Parties.
Article VII
INDEMNIFICATION
Section 1.1Survival of Representations, Warranties and Covenants.
(a)The representations and warranties of the SP Parties and the Retrocessionaire contained in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate and expire eighteen (18) months after the Closing Date; provided that the representations and warranties made in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Authority), Section 4.1 (Organization, Standing and Corporate Power) and Section 4.2 (Authority), shall survive until the expiration of the applicable statute of limitations. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the applicable survival period specified in this Section 7.1(a) shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided (whether or not formal legal action shall have been commenced based upon such claim) will be timely made for purposes hereof.
(b)To the extent that it is to be performed after the Closing, each covenant in this Agreement will, for purposes of this Article VII, survive and remain in effect in accordance with its terms plus a period of six (6) months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing shall survive for a period of six (6) months after the Closing, after which time no claim for indemnification with respect thereto may be brought hereunder.
Section 1.2Indemnification.
(a)The SP Parties shall indemnify, defend and hold harmless the Retrocessionaire and its Affiliates and their respective successors and assigns (collectively, the “Retrocessionaire

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Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)any breach of any representation or warranty of the SP Parties made in Article III of this Agreement (other than the representations and warranties made in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Authority) and Section 3.9 (Broker)); or
(ii)any breach of any representation or warranty of the SP Parties made in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Authority) and Section 3.9 (Broker); or
(iii)any breach or nonfulfillment of any agreement or covenant of the SP Parties under this Agreement.
(b)The Retrocessionaire shall indemnify, defend and hold harmless the SP Parties and their Affiliates and their respective successors and assigns (collectively, the “SP Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)any breach of any representation or warranty of the Retrocessionaire made in Article IV of this Agreement (other than the representations and warranties made in Section 4.1 (Organization, Standing and Corporate Power) and Section 4.2 (Authority) and Section 4.6 (Broker)); or
(ii)any breach of any representation or warranty of the Retrocessionaire made in Section 4.1 (Organization, Standing and Corporate Power) and Section 4.2 (Authority) and Section 4.6 (Broker);
(iii)any breach or nonfulfillment of any agreement or covenant of the Retrocessionaire under this Agreement.
(c)For purposes of determining the amount of any Indemnifiable Losses under this Article VII, each representation and warranty contained in this Agreement shall be read without regard to any materiality (including qualifiers as to “material”, materially”, “material adverse effect”, “in any material respect” or other derivations of the word “material” used alone or in a phrase) qualifiers contained therein.
(d)If it is found or alleged that any person who has been employed or engaged by any of the SP Parties or any of their Affiliates, or any other person, transfers or has transferred to the employment of the Retrocessionaire or any of its Affiliates (or it is found or alleged that liabilities arising from the employment or engagement of any person have transferred by operation of law to the Retrocessionaire or any of its Affiliates) as a result of the application of the TUPE Regulations to the termination of the SP Parties’ appointment under this Agreement, or the transactions contemplated by the Transaction Agreements, the Retrocessionaire or its relevant Affiliate shall, within three (3) months of becoming aware of such finding or allegation, be entitled to dismiss any such person. The SP Parties shall indemnify the Retrocessionaire (for itself and for and on behalf of its Affiliates) from and against any and all costs, proceedings, actions, claims or demands, liabilities and obligations which the Retrocessionaire or any of its Affiliates may incur (including legal fees, costs and expenses) arising out of or in connection with the employment or termination of any such person including, without limitation, arising out of or in connection with (i) any finding or allegation that any such transfer has occurred including, but not limited to, liabilities arising from the acts or omissions of the SP Parties, any

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of their Affiliates or the employer of any such person which transfer under the TUPE Regulations, (ii) salary and benefit costs of such person and any obligations in relation to any retirement, ill-health, insurance or pension benefits for which the Retrocessionaire or any of its Affiliates becomes responsible or liable, (iii) liabilities arising from the termination of employment of such person in accordance with this Section 7.2(d), and liabilities (whether payable to any individual, any employee representative or otherwise) for any breach of the TUPE Regulations including, without limitation, any failure or alleged failure to inform and or consult as required by the TUPE Regulations or any collective redundancy legislation in relation to such person or his or her Representatives.
Section 1.3Certain Limitations.
(a)The SP Parties shall not be obligated to indemnify and hold harmless the Retrocessionaire Indemnified Persons under Section 7.2(a)(i) with respect to any claim, unless and until the aggregate amount of all Indemnifiable Losses of the Retrocessionaire Indemnified Persons under Section 7.2(a)(i) exceeds USD [*****] (the “Deductible”), at which point the SP Parties shall be liable to the Retrocessionaire Indemnified Persons for the value of claims under Section 7.2(a)(i) that are in excess of the Deductible, subject to the limitations set forth in this Article VII; provided that the maximum aggregate liability of the SP Parties to all the Retrocessionaire Indemnified Persons for any or all Indemnifiable Losses under Section 7.2(a)(i) shall not exceed USD [*****].
(b)The maximum aggregate liability of the SP Parties to all the Retrocessionaire Indemnified Persons for any or all Indemnifiable Losses due to any breach of the covenants in Article V only under Section 7.2(a)(iii) shall not exceed USD [*****]. The maximum aggregate liability of the Retrocessionaire to all the SP Indemnified Persons for any or all Indemnifiable Losses due to any breach of the covenants in Article V only under Section 7.2(b)(iii) shall not exceed USD [*****].
(c)Each Indemnitee shall use commercially reasonable efforts to mitigate or prevent such Indemnifiable Losses.
(d)No Retrocessionaire Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent the related damages, losses, liabilities, obligations, costs, or expenses can be shown to have been provided for or reserved against in the calculation of the Net Premium.
(e)In the event a claim or any Action for indemnification under this Article VII has been finally determined, the amount of such final determination shall be paid (i) if the Indemnitee is a Retrocessionaire Indemnified Person, by the SP Parties to the Retrocessionaire Indemnified Person and, (ii) if the Indemnitee is a SP Indemnified Person, by the Retrocessionaire to a SP Indemnified Person, in each case on demand by wire transfer of immediately available funds to an account designated by the SP Parties or the Retrocessionaire, as applicable. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable Order has been entered into with respect to such claim or Action.
(f)Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event, or circumstance that results in an adjustment under Section 2.4 would also constitute a breach of or inaccuracy in any of the SP Parties’ representations, warranties, covenants, or agreements under this Agreement, the SP Parties shall have no obligation to

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indemnify any Retrocessionaire Indemnified Person with respect to such breach or inaccuracy provided the relevant adjustment has been made.
(g)The Parties acknowledge and agree that, except (i) as provided in Section 2.4 and Section 9.7(g), (ii) equitable remedies that cannot be waived as a matter of law, or (iii) in the event that a Party is finally determined by a court of competent jurisdiction to have committed a fraud regarding such Party’s representations, warranties, covenants or other agreements set forth in this Agreement or in any certificate furnished in connection with the Closing, if the Closing occurs, their sole and exclusive remedy following the Closing at law or equity with respect to this Agreement, the transactions contemplated hereby, or any other matter relating to any Party or its Affiliates prior to the Closing, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or in tort, whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article VII.
Section 1.4Procedures for Third Party Claims.
(a)If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor prompt written notice (but in no event later than thirty (30) days after becoming aware) thereof and such notice shall include, to the extent reasonably available at such time, a reasonable description of the claim and any documents relating to the claim and an estimate of the Indemnifiable Loss, to the extent known and reasonably estimable and shall reference the specific sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five (5) calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b)The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor by delivery of written notice delivered to the Indemnitee within twenty (20) Business Days of the receipt of notice of such Third Party Claim (at the expense of the Indemnitor); provided that that the Indemnitor shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (i) the Third Party Claim relates to or arises in connection with any criminal Action against the Indemnitee or (ii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnitee that the Indemnitee reasonably determines, after consultation with its outside counsel, cannot be separated from any related claim for money damages; provided that if such Third Party Claim seeks an injunction or equitable relief against the Indemnitee that can be separated from a related claim for money damages, the Indemnitor may only be entitled to assume control of the defense of such Third Party Claim for money damages. Such assumption of defense shall not be deemed to be an admission or assumption of liability by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitee shall have the right but not the obligation to participate in any such defense with its own counsel, in a manner subordinate to the Indemnitor and its assumption of defense and with it being understood that the Indemnitor shall control such defense, and at its own expense, provided that the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with

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the defense thereof; provided, however, that if the Indemnitee concludes in good faith based on advice of outside counsel that an actual or potential conflict in interest between the Indemnitor and the Indemnitee exists with respect to such Third Party Claim, the Indemnitor shall be liable for the reasonable out-of-pocket legal expenses of one separate counsel that are incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor does not notify the Indemnitee within twenty (20) Business Days following its receipt of notice of a Third Party Claim that it desires to assume the defense and investigation of such Third Party Claim, then the Indemnitee shall have the right to control any such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period (beginning after the twenty (20) Business Day period referred to in the first sentence of this Section 7.4(b)) during which the Indemnitor has not assumed the defense thereof. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). All of the Parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense of any Third Party Claim. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the other Party of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, subject to any bona fide claims of attorney-client privilege. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise, or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and any such admission, payment, settlement, compromise, or discharge without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) shall be deemed to be a waiver by the Indemnitee of any right to indemnity for all Indemnifiable Losses related to such Third Party Claim; provided that the Indemnitee may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitor if the sole relief granted is equitable relief for which the Indemnitor would have no direct or indirect liability and to which the Indemnitor would not be subject and no statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitor or any of its Affiliates or Representatives is made. If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise, or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that the Indemnitor may pay, settle, compromise, or discharge such a Third Party Claim without the written consent of the Indemnitee if (x) such settlement (i) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability, or failure to act by or on behalf of the Indemnitee and (iv) does not encumber any of the assets of the Indemnitee or include any restriction or condition that would apply to or adversely affect the Indemnitee, and (y) the Indemnitor shall pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness of such settlement. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.

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Section 1.5Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.
Section 1.6Certain Other Matters. Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
Article VIII
TERMINATION
Section 1.1Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)by the SP Parties or the Retrocessionaire in writing, if there shall be any Order that prohibits or restrains any Party from consummating the transactions contemplated hereby, and such Order, injunction or decree shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith, and, if binding on such Party, used reasonable best efforts to prevent the entry of, and to remove, such Order in accordance with its obligations under this Agreement;
(b)by the SP Parties or the Retrocessionaire in writing, if the Closing has not occurred on or prior to December 31, 2023 (as it may be extended by mutual agreement between the Parties, the “Deadline Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement; provided that, if on the Deadline Date either of the conditions set forth in Section 6.1(a) or Section 6.1(b) has not been satisfied, upon the written notice of the SP Parties to the Retrocessionaire, the Deadline Date shall be extended to a date and time that is not later than 5:00 p.m., Eastern Time, on March 31, 2024;
(c)by either the SP Parties or the Retrocessionaire (but only so long as the SP Parties or the Retrocessionaire, as applicable, is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the other Party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching Party and such breach is not subsequently waived by the non-breaching Party or capable of being cured or is not cured within thirty (30) days after the breaching Party receives written notice from the non-breaching Party that the non-breaching Party intends to terminate this Agreement pursuant to this Section 8.1(c); or
(d)by mutual written consent of the SP Parties and the Retrocessionaire.
Section 1.2Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect without liability of either Party (or any Representative of such Party) to the other Party; provided that no such termination shall relieve a Party from liability for any fraud or willful breach of this Agreement prior to such termination. Notwithstanding the foregoing, this Section 8.2, Section

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1.1, and Article IX shall survive termination hereof pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, (a) the Retrocessionaire shall return to the SP Parties or destroy (at the Retrocessionaire’s sole election and in the case of electronically stored information, to the extent reasonably practicable) all documents received from the SP Parties, its Affiliates, and its Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the SP Parties, and (b) all confidential information received by the Retrocessionaire with respect to the SP Parties shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
Article IX
GENERAL PROVISIONS
Section 1.1Fees and Expenses. Each Party shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incidental to preparing for, entering into, and carrying out the Transaction Agreements and the consummation of the transactions contemplated hereby.
Section 1.2Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by registered or certified mail, return receipt requested, (ii) delivered by overnight express mail or (iii) delivered by electronic mail (unless the sender of such electronic mail receives a notice that such electronic mail is undeliverable or otherwise has not been received by the intended recipient(s)) to:
(a)if to the Retrocessionaire:
Pallas Reinsurance Company Ltd.
c/o Carey Olsen
Rosebank Centre
5th Floor
11 Bermudiana Road
Pembroke HM 08
Attention: Company Secretary
Email: cosec@compre-group.com

with a copy (which shall not constitute notice) to:

Compre Holdings Limited
5th Floor
2 Seething Lane
London
EC3N 4AT
Attention: Company Secretary

AND
Compre Services (UK) Limited
5th Floor
2 Seething Lane
London
EC3N 4AT
Attention: Company Secretary

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AND

Debevoise & Plimpton LLP
65 Gresham Street
London
EC2V 7NQ
Attention: Clare Swirski and Ben Lyon
Email: cswirski@debevoise.com and blyon@debevoise.com

(b)if to the SP Parties:
c/o SiriusPoint Ltd.
Point Building
3 Waterloo Lane
Pembroke HM 08
Bermuda
Attention: Chief Legal Officer
Email: legaldepartment@siriuspoint.com

AND
Sirius International Managing Agency Limited
For Sirius International Syndicate 1945 at Lloyd’s
The St Botolph Building 138
Houndsditch, London
EC3A 7AR
United Kingdom

with a copy (which shall not constitute notice) to:
SiriusPoint International Försäkringsaktiebolag (Publ)
Fleminggatan 14
112 26 Stockholm
Sweden

AND

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020-10011
Attention: Vikram Sidhu
Email: vsidhu@mayerbrown.com
AND
Advokatfirman Vinge KB
Smålandsgatan 20, Box 1703
111 87 Stockholm
Sweden
Attention: Fabian Ekeblad
Email: fabian.ekeblad@vinge.se

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Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 9.2.
Section 1.3Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the other Transaction Agreements and any other documents delivered pursuant thereto, constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof and thereof.
Section 1.4Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties hereto, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of any Party to insist on compliance with any obligation contained in this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop any Party from thereafter demanding full and complete compliance nor prevent any Party from exercising such right or remedy in the future. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section 1.5Successors and Assigns. The rights and obligations of the Parties under this Agreement shall not be subject to assignment without the prior written consent of the other Party, and any attempted assignment without the prior written consent of the other Parties shall be invalid ab initio. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties.
Section 1.6Headings. The headings of the Sections and the Table of Contents have been inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.
Section 1.7Dispute Resolution.
(a)Except as set forth in Section 2.4, any dispute or difference arising out of or relating to this Agreement and the performance of the duties and obligations arising under the Agreement shall be settled by binding arbitration. If more than one (1) arbitration is initiated with respect to any of the Transaction Agreements, all such arbitration proceedings shall be consolidated into a single arbitration proceeding and administered under the first-initiated arbitration proceeding and shall occur in London, United Kingdom or another location if mutually agreed. Subject to any express provisions of this Section 9.7, the arbitration will be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules.
(b)The arbitration panel will consist of two (2) disinterested party-appointed arbitrators and an umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one (1) Party to the other Parties sent by registered mail or its equivalent. Such notice of demand shall set out the reason for the request for arbitration.
(c)The SP Parties, on the one hand, and the Retrocessionaire, on the other hand, shall each choose an arbitrator and the two (2) so appointed shall then appoint an umpire. If either Party refuses or neglects to appoint an arbitrator within thirty (30) days after a request by the other to do so, the other Party may appoint both arbitrators. The two (2) arbitrators shall then

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agree on an impartial umpire within thirty (30) days of their appointment. The arbitrators and umpire shall be active or retired officers of insurance or reinsurance companies and disinterested in the SP Parties, the Retrocessionaire (or the Parties’ Affiliates) and the outcome of the arbitration. Umpire candidates shall complete disclosure statements at the request of a Party.
(d)The arbitration hearings shall be held in London, United Kingdom or another location if mutually agreed. Each Party shall submit its case to the arbitration panel within sixty (60) days of the appointment of the umpire or within such longer periods as may be agreed by the Parties or directed by the arbitration panel.
(e)Each Party shall pay the fees and expenses of its own arbitrator. The Parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel. The arbitration panel is precluded from awarding punitive, treble or exemplary damages, however denominated, provided however that in the event the relief sought by a Party includes indemnification for punitive, treble or exemplary damages paid or incurred by that Party, such amounts may be included in any award rendered by the panel. The panel shall have the power to award reasonable attorneys’ fees to either Party, including fees incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration.
(f)Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any Action concerning a dispute, except (x) for enforcement pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., (y) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (z) for interim relief as provided in subsection (g) below.
(g)Notwithstanding any other provision to the contrary herein, each Party acknowledges that the breach of certain obligations may cause irreparable injury and damages, which may be difficult to ascertain. Without regard to subsection (a) above, each Party immediately shall be entitled to injunctive or equitable relief with respect to such breaches by the other Party and each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives the defense that the other Parties have an adequate remedy at law and any requirement under Applicable Law requiring the posting of a bond. This provision shall not in any way limit such other remedies as may be available to any Party at law or in equity.
Section 1.8Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction.
Section 1.9Service of Suit.
(a)Nothing is this Section 9.9 will be construed to override the provision of Section 9.7. This Section 9.9 is intended as an aid to compelling arbitration, or enforcing such arbitration, or arbitral award, and not as an alternative to Section 9.7 for resolving disputes arising out of this Agreement.
(b)In the event of the failure of the SP Parties to perform their obligations hereunder, each of the SP Parties, at the request of the Retrocessionaire, shall submit to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of

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the foregoing. Nothing in this Article IX constitutes or should be understood to constitute a waiver of the SP Parties’ rights to commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The SP Parties, once the appropriate court is selected, whether such court is the one originally chosen by the Retrocessionaire and accepted by the SP Parties or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the SP Parties upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.
(c)Unless the SP Parties designate a different party in writing, service of process in any suit relating to this Agreement may be made upon Mayer Brown LLP, 1221 Avenue of the Americas, New York, New York 10020-10011, which is hereby authorized and directed to accept service of process on behalf of the SP Parties in any such suit.
(d)In the event of the failure of the Retrocessionaire to perform its obligations hereunder, the Retrocessionaire, at the request of the SP Parties, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article IX constitutes or should be understood to constitute a waiver of the Retrocessionaire’s rights to commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Retrocessionaire, once the appropriate court is selected, whether such court is the one originally chosen by the SP Parties and accepted by the Retrocessionaire or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Retrocessionaire upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.
(e)Unless the Retrocessionaire designates a different party in writing, service of process in such suit may be made upon Universal Registered Agents, Inc., 26 Carville Lane, East Greenbush, NY 12061, which is hereby authorized and directed to accept service of process on behalf of the Retrocessionaire in any such suit.
Section 1.10Third Party Beneficiaries. Except as set forth in Article VII with respect to the Retrocessionaire Indemnified Persons and the SP Indemnified Persons, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.
Section 1.11Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. Each counterpart may be delivered by facsimile, email (with PDF attachment) DocuSign or other electronic transmission, which shall be deemed delivery of an originally executed document.
Section 1.12Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction, so long as the economic or legal

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substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Agreement, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry-out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.
Section 1.13No Offset. Neither Party may offset any amount due to the other Party or any of such other Party’s Affiliates under this Agreement against any amounts owed or alleged to be owed from such other Party or its Affiliates under this Agreement.
Section 1.14Currency. Unless stated otherwise, all financial data required to be provided pursuant to the terms of this Agreement shall be expressed in USD. All payments and all settlements of account between the Parties shall be in USD unless otherwise agreed by the Parties. Except as specifically provided in any of the Transaction Agreements, all calculations of liabilities, payments of claims or reserves, including without limitation for the purposes of calculating the Aggregate Limit, Applicable Reserves, Net Premium and Ultimate Net Loss, shall be converted into USD at the Contract Exchange Rate.
Section 1.15Construction.
(a)Any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days.
(b)Any reference herein to a “consent” shall be deemed to mean prior written consent.
(c)Any reference herein to “notice” shall be deemed to mean prior written notice.
(d)Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified.
(e)When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.
(f)Unless otherwise specified, all references herein to any agreement, instrument, statute, rule, or regulation are to the agreement, instrument, statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, including any successor to said section.
(g)Any fact or item disclosed in any section of each of the Retrocessionaire Disclosure Schedule or the SP Parties Disclosure Schedule shall be deemed disclosed in all other sections of such Disclosure Schedule to the extent the applicability of such fact or item to such other section of such Disclosure Schedule is reasonably apparent. Disclosure of any item in the Retrocessionaire Disclosure Schedule or the SP Parties Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event, or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a material adverse effect.

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(h)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(i)Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(j)All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.
(k)This Agreement has been fully negotiated by the Parties and shall not be construed by any Governmental Authority or other Person against either Party by virtue of the fact that such Party was the drafting Party.
Section 1.16Certain Limitations.
(a)Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the SP Parties Disclosure Schedule, or any of the Schedules or Exhibits hereto or thereto, the Retrocessionaire acknowledges and agrees that neither the SP Parties nor any of their Affiliates, nor any Representative of any of them, makes or has made, and the Retrocessionaire has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than except as expressly made by the SP Parties in Article III or in Section 15.17 of the LPT Agreements or Section 22 of the Trust Agreements. Without limiting the generality of the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to the Retrocessionaire with respect to the Subject Business or any other matter, including with respect to (i) the probable success or profitability of the Subject Business after the Closing, or (ii) the accuracy or completeness of any information, documents, or material made available to the Retrocessionaire, its Affiliates, or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions, or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection, or forecast. With respect to any such estimation, valuation, appraisal, projection, or forecast (including as set forth in any confidential information memoranda prepared by or on behalf of the SP Parties in connection with the transactions contemplated by this Agreement), the Retrocessionaire acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is familiar with such uncertainties; (iii) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection, or forecast delivered by or on behalf of the SP Parties to the Retrocessionaire, its Affiliates or their respective Representatives; (iv) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of the SP Parties or any of their Affiliates; and (v) it shall have no claim against the SP Parties or any of their Affiliates with respect to any such valuation, appraisal, projection, or forecast.
(b)The SP Parties make no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Subject Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Closing, that the reserves held by or on behalf of the SP Parties in respect of the SINT Contracts or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible, or except where specifically stated in Section 3.10, or whether such reserves were calculated,

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established, or determined in accordance with any actuarial, statutory, or other standard, or the effect of the adequacy or sufficiency of reserves on any financial statement “line item” or asset, liability, or equity amount that would be affected by any of the foregoing (other than as set forth in Section 3.10 and Section 3.11).
(c)The Retrocessionaire further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Subject Business, (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents, and other materials, and (iv) has been provided an opportunity to ask questions of the SP Parties with respect to such information, documents, and other materials.
(signature page follows)

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.
SIRIUS INTERNATIONAL MANAGING AGENCY LIMITED, A COMPANY INCORPORATED IN THE UNITED KINGDOM
(IN ITS CAPACITY AS THE MANAGING AGENT FOR SIRIUS INTERNATIONAL SYNDICATE 1945 AT LLOYD’S )
By:    /s/ Scott Egan

    Name: Scott Egan
    Title: Chief Executive Officer
SIRIUSPOINT INTERNATIONAL FÖRSÄKRINGSAKTIEBOLAG (PUBL)
By:    /s/ Robin Gibbs

    Name: Robin Gibbs
    Title: Chief Executive Officer, SiriusPoint International

By:    /s/ Lars Andersson

    Name: Lars Andersson
    Title: Senior Vice President & Chief Financial Officer
PALLAS REINSURANCE COMPANY LTD.
By:    /s/ Brid Reynolds

    Name: Brid Reynolds
    Title: Chief Risk Officer

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